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                                                                   EXHIBIT 99(b)


December 13, 1995

To the Board of Directors
Travis Boats & Motors, Inc.
13045 Research Blvd.
Austin, Texas 78750

To Whom it May Concern:

I hereby consent to serve as a director of Travis Boats & Motors, Inc. upon completion of its initial public offering which is expected to occur in February 1996. I further consent to have my name and biographical data submitted in conjunction with the Company's filing of a Prospectus with potential investors and the Securities and Exchange Commission.

Sincerely,

/s/ Zach McClendon, Jr.